Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Brian Anderson, VP, Strategy & Investor Relations	Keith Negrin, VP, Communications
651-447-4197	612-669-1459
brian.anderson@deluxe.com	keith.negrin@deluxe.com

Deluxe Announces Closing of Senior Secured Notes Offering and Amended and Restated Credit Agreement

Minneapolis, MN – December 3, 2024 – Deluxe (NYSE: DLX), a Trusted Payments and Data company (the “Company”), announced today it has completed the previously announced offering of $450 million aggregate principal amount of its senior secured notes due 2029 (the “Notes”). The Notes will pay interest semi-annually at a rate of 8.125% per annum. The Notes were offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.s

The Company also announced today the closing of an amendment and restatement of the Company’s existing credit agreement to provide for new senior secured credit facilities consisting of a revolving credit facility in an aggregate committed amount of $400 million and a term A loan facility in an aggregate principal amount of $500 million and extending maturity to February 1, 2029.

The Company used the net proceeds from the Notes offering, together with borrowings under the new senior secured credit facilities, to (i) refinance its term A loan facility and its revolving credit facility and (ii) pay transaction fees and expenses.

The Notes and the related guarantees will not be, and have not been, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

About Deluxe

Deluxe, a Trusted Payments and Data company, champions business so communities thrive. Our solutions help businesses pay, get paid, and grow. For more than 100 years, Deluxe customers have relied on our solutions and platforms at all stages of their lifecycle, from start-up to maturity. Our powerful scale supports millions of small businesses, thousands of vital financial institutions and hundreds of the world’s largest consumer brands, while processing more than $2 trillion in annual payment volume. Our reach, scale and distribution channels position Deluxe to be our customers’ most trusted business partner.